Exhibit 99.1

Breitling Announces Kansas Update

Dallas, Texas - September 5, 2014 - Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announced that the Buresh 17-HM well in Sumner County, Kansas was drilled to a total MD (measured depth) of 6,844’. The well has been completed in the Mississippi formation utilizing a seven stage frac job and on the last day of testing, the well was producing into frac tanks. The Company is moving in surface equipment and hopes to be in full production in 3rd Quarter 2014.

Chris Faulkner, Breitling CEO said “This is another example of the Company’s expansion of its operations.” Faulkner added, “The Company will continue to develop new wells and increase production and reserve base.”

For more information, visit www.breitlingenergy.com.

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing U.S. energy company based in Dallas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling's periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”). Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling's periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT: Thomas Miller, VP Communications, Breitling Energy, 214-716.2600.

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2600.

SOURCE: Breitling Energy Corporation.